Filed Pursuant to Rule 433

Registration Number 333-230099

€1,300,000,000 0.300% Notes Due 2028

€1,600,000,000 0.650% Notes Due 2032

€850,000,000 1.200% Notes Due 2040

International Business Machines Corporation
February 4, 2020
Pricing Term Sheet

Issuer	International Business Machines Corporation
Issuer Legal Entity Identifier	VGRQXHF3J8VDLUA7XE92
Issuer Ratings*	A2 / A (Moody’s/S&P)
Format	SEC Registered
Form	Registered Form
Trade Date	February 4, 2020
Settlement Date**	February 11, 2020 (T+5)
Listing	Application will be made to list the Notes on the New York Stock Exchange
Joint Bookrunning Managers	Barclays Bank PLC
BNP Paribas
HSBC Bank plc
RBC Europe Limited
Co-Managers	ING Bank N.V., Belgian Branch
Société Générale
Wells Fargo Securities, LLC

	2028 Notes	2032 Notes	2040 Notes
Size	€1,300,000,000	€1,600,000,000	€850,000,000
Maturity	February 11, 2028	February 11, 2032	February 11, 2040
Interest Payment Date	February 11 of each year	February 11 of each year	February 11 of each year
First Payment Date	February 11, 2021	February 11, 2021	February 11, 2021
Benchmark Bund	DBR 0 ½% 02/15/28	DBR 0% 08/15/29	DBR 4 ¼ % 07/04/39
Benchmark Bund Yield	-0.522%; 108.40	-0.434%; 104.23	-0.122%; 185.90
Spread to Benchmark Bund	+83.4 bps	+111.1 bps	+133.9 bps
Mid Swaps Yield	-0.138%	0.077%	0.337%
Spread to Mid Swaps	+45 bps	+60 bps	+88 bps
Yield to Maturity	0.312%	0.677%	1.217%
Coupon	0.300% (payable annually)	0.650% (payable annually)	1.200% (payable annually)
Make-Whole Call
Reference Bund	DBR 0 ½% 02/15/28	DBR 0% 08/15/29	DBR 4 ¼ % 07/04/39
Spread to Reference Bund	+15 bps	+20 bps	+20 bps
Price to Public	99.905%	99.690%	99.700%
Underwriting Discount	0.325%	0.425%	0.600%
Price to Issuer	99.580%	99.265%	99.100%
Day Count	Actual / Actual (ICMA)	Actual / Actual (ICMA)	Actual / Actual (ICMA)
Minimum Denomination	€100,000 and integral multiples of €1,000 in excess thereof	€100,000 and integral multiples of €1,000 in excess thereof	€100,000 and integral multiples of €1,000 in excess thereof
CUSIP / ISIN / Common Code	459200 KE0 / XS2115091717 / 211509171	459200 KF7 / XS2115091808 / 211509180	459200 KG5 / XS2115092012 / 211509201
Target Market

Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors on or about February 11, 2020, which will be the fifth business day following the date of this final term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement or the next two succeeding business days should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at +1 (888) 603-5847, BNP Paribas toll-free at +1 (800) 854-5674, HSBC Bank plc at +866-811-8049 or RBC Europe Limited toll-free at +1 (866) 375 6829.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on February 4, 2020 relating to its Prospectus dated March 6, 2019.